Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of June 17, 2015, by and between Devicix, LLC, a Minnesota limited liability company (“Seller”), Peter M. DeLange as shareholder of Seller (the “Shareholder” and collectively referred to with the Seller as the “Seller Parties”), and Nortech Systems Incorporated, a Minnesota corporation (“Purchaser”).

INTRODUCTION

Seller is a multi-disciplinary engineering firm that delivers design solutions and provides product development services, including concept design, prototyping, product design and development, regulatory consulting, validation and verification, testing and commercialization services in the medical device industry (the “Business”).  Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, substantially all of the assets used in the Business upon the terms and conditions set forth in this Agreement.  Purchaser also desires to assume from Seller, and Seller desires to assign to Purchaser, certain liabilities and obligations of Seller relating to such assets, upon the terms and conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing facts and premises hereby made a part of this Agreement, and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.                                      Purchase and Sale of Assets.

(a)                                 Purchased Assets.  Subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to sell, assign, transfer and deliver, and Purchaser hereby agrees to purchase and accept from Seller, at the Closing, as defined in Section 4(a) below, all of Seller’s right, title and interest in and to the all of the assets and rights of Seller used in the Business, including without limitation the following properties, assets and rights (collectively, the “Purchased Assets”):

(i)                                     all customer and supplier lists, customer and supplier files, and related accounts;

(ii)                                  all rights under:  (A) customer contracts and purchase orders, whether oral or written, including without limitation as listed on Schedule 1(a)(ii) (the “Customer Contracts”); and (B) all other contracts, agreements and licenses, whether oral or written, and works in process, including without limitation as set forth on Schedule 1(a)(ii) (all such contracts and agreements referred to in this Section 1(a)(ii), including the Customer Contracts, being collectively referred to as the “Assumed Contracts”);

(iii)                               all Purchased Intellectual Property, as defined in Section 5(i) below, of Seller, including without limitation the Intellectual Property listed on Schedule 1(a)(iii);

(iv)                              all leases of tangible personal property and all leases of real property listed on Schedule 1(a)(iv) (collectively, the “Assumed Leases”);

(v)                                 all machinery, equipment, furniture, trade fixtures, furnishing, vehicles, leasehold improvements and other tangible personal property including without limitation, all artwork, desks, chairs, tables, copiers, telephone lines and numbers, facsimile machines and other telecommunication equipment, cubicles and miscellaneous office furnishings and supplies and computer and computer-related hardware, including without limitation computers, file servers, facsimile servers, scanners, color printers, laser printers and networks;

(vi)                              to the extent transferable, all permits, authorizations and governmental licenses;

(vii)                           all of Seller’s outstanding accounts receivable as of the Closing Date, summarized on Schedule 1(a)(vii), except for those listed on Schedule 1(b)(xiii) (those receivable listed on Schedule 1(a)(vii) being referred to as the “Accounts Receivable”);

(viii)                        all deposits and prepaid expenses as set forth on Schedule 1(a)(viii);

(ix)                              to the extent assignable, all of Seller’s rights under all third-party manufacturing warranties relating to any of the Purchased Assets;

(x)                                 all insurance proceeds, claims and causes of action existing as of the Closing Date and relating to the Purchased Assets;

(xi)                              all cash, including but not limited to petty cash, money-market, checking, savings and similar type accounts, and cash equivalents of Seller;

(xii)                           all of Seller’s books, records, files and papers relating to the Purchased Assets or the conduct of the Business at any time prior to the Closing;

(xiii)                        all goodwill associated with the Business and the Purchased Assets; and

(xiv)                       any and all other properties, assets, rights and privileges of Seller which are used in the Business and not expressly described, listed or referred to in Section 1(b) below.

(b)                                 Excluded Assets.  Notwithstanding paragraph (a) above, the properties, assets and rights of Seller listed in Schedule 1(b) hereto shall not be included within the definition of Purchased Assets, and shall not be transferred to Purchaser pursuant to this Agreement.

2.                                      Assumption of Liabilities.  Subject to the terms and conditions of this Agreement, at the Closing, Purchaser shall assume and agree to pay and perform the obligations of Seller under (a) the Assumed Leases, (b) the Assumed Contracts, (c) Seller’s trade accounts payable to third parties in connection with the Business that remain unpaid as of the Closing Date (solely to the extent comprising a part of the Working Capital Adjustment Amount or Actual Working Capital Adjustment Amount), and (d) obligations expressly assumed under Section 8 below with respect to Transferred Employees, exclusively as each of such obligations relate to the Business and only to the extent that such obligations are to be performed from and after the Closing Date (collectively, the “Assumed Liabilities”).

Other than as expressly set forth above, Purchaser shall not assume nor be responsible to pay, perform or discharge any other obligation or liability of Seller, whether absolute or contingent, known or unknown, contractual or otherwise (collectively, the “Excluded Liabilities”), including without limitation the following:  (i) any liabilities or obligations arising out of or relating to Seller’s ownership or operation of the Business and the Purchased Assets prior to the Closing; (ii) any liabilities or obligations relating to or arising out of the Excluded Assets; (iii) any liabilities or obligations for Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for any taxable period ending on or prior to the Closing Date, or any other Taxes of Seller or any members of Seller for any taxable period (except for Transfer Taxes as set forth in Section 14(p) below); or (iv) except as specifically provided in Section 8, any liabilities or obligations of Seller relating to or arising out of the employment or termination of employment of any Employee prior to the Closing, or workers’ compensation claims of any Employee relating to events occurring prior to the Closing, or employee-benefit or pension-plan liabilities.

3.                                      Purchase Price.  The purchase price for the Purchased Assets shall be an amount up to $5,300,000 plus amounts paid under the Earnout (the “Purchase Price”), subject to adjustment as provided below.  The Purchase Price shall be payable in separate components as follows:  (a) the Closing Date Purchase Price, (b) the Seller Notes and (c) the Earnout.

(a)                                 Closing Date Purchase Price.  At the Closing, Purchaser shall pay Seller $3,000,000 minus customer deposits listed on Schedule 3(a) and plus or minus the “Working Capital Adjustment Amount” (as such term is defined below), all as such items are set forth on the Closing Statement delivered by Seller to Purchaser and accepted by Purchaser, as described below (the “Closing Date Purchase Price”).  In this regard, the “Working Capital Adjustment Amount” shall be the dollar amount, if any, by which Seller’s cash plus accounts receivable less trade and accounts payable and less accrued but unpaid employee wages as of the Closing Date, excluding any obligations relating to PTO (which obligations are being assumed pursuant to Section 8 below) wages relating to services that have not been invoiced (the “Closing Date Working Capital”) is less than or more than $622,838.

At least three business days before the Closing Date, Seller will deliver to Purchaser a schedule setting forth the cash, accounts receivable, trade and accounts payable and accrued but unpaid employee wages (excluding wages relating to services that have not been invoiced) of Seller as of the Closing Date, and the estimated Working Capital Adjustment Amount (“Estimated Working Capital Adjustment”) as of the Closing Date (such schedule, the “Closing Statement”), which Closing Statement shall be reviewed and subject to Purchaser’s acceptance.  If the Estimated Working Capital Adjustment Amount is a positive number, the Closing Date Purchase Price shall be increased by the amount of the Estimated Working Capital Adjustment Amount and paid to Seller at Closing. If the Estimated Working Capital Adjustment Amount is a negative number, the Purchase Price shall be reduced by the amount of the Estimated Working Capital Adjustment Amount and shall reduce the amount of the Closing Date Purchase Price.

Within 60 days after the Closing Date, Purchaser shall calculate the actual Working Capital Adjustment Amount as of the Closing Date and provide a written reconciliation (together with supporting detail) (the “Reconciliation”) of the difference, if any, between the Estimated Working Capital Adjustment Amount contained in the Closing Statement and the Working Capital Adjustment Amount as of the Closing Date (the “Actual Working Capital Adjustment Amount”). Seller shall thereupon have ten days in which to review the Reconciliation and accept or dispute the same in writing.  If the Reconciliation is accepted, then either (1) Purchaser shall promptly pay to Seller the positive difference, if any, of the Actual Working Capital Adjustment Amount less the Estimated Working Capital Adjustment Amount, or (2) Seller shall promptly pay to Purchaser the positive difference, if any, of Estimated Working Capital Adjustment Amount less the Actual Working Capital Adjustment Amount.  In the event of a dispute regarding the Reconciliation, the Chief Executive Officers of Purchaser and Seller shall attempt to settle such dispute within ten days thereafter.  If no such settlement is obtained within such ten-day period, the dispute shall be governed by the mandatory arbitration provisions contained in Section 13.

(b)                                 Seller Notes.

(i)                                     At the Closing, Purchaser shall issue a promissory note in favor of Seller in the form attached hereto as Exhibit A (the “Seller Note (Offset)”) in the aggregate principal amount of $1,000,000. The principal amount of the Seller Note (Offset) shall be subject to offset for losses payable pursuant to the indemnification provisions of Section 12, as provided in Section 12(g), and shall be subject to reduction in certain other events as provided in the Seller Note (Offset). The Seller Note (Offset) shall have a four-year term, bear interest at 4% per annum, and be payable (subject to the aforementioned offset rights) in monthly installments on the first business day of each month, beginning with the first business day of the month next following the month in which the Closing occurs.  The Seller Note (Offset) will be expressly subordinated to Purchaser’s indebtedness and other secured obligations to Wells Fargo Bank, N.A. (including all amendments, extensions, renewals and replacements thereof, and including other senior secured debt obtained after the date hereof, collectively referred to as “Senior Secured Debt”), but senior in priority to all other unsecured indebtedness of Purchaser (and pari passu with the Seller Note (No Offset)).

(ii)                                  At the Closing, Purchaser shall issue a promissory note in favor of Seller in the form attached hereto as Exhibit B (the “Seller Note (No Offset)”) in the aggregate principal amount of $1,300,000. The principal amount of the Seller Note (No Offset) shall not be subject to any offset whether for losses payable pursuant to the indemnification provisions of Section 12 or otherwise. The Seller Note shall have a four-year term, bear interest at 4% per annum, and be payable in monthly installments on the first business day of each month, beginning with the first business day of the month next following the month in which the Closing occurs.  The Seller Note (No Offset) will be expressly subordinated to Purchaser’s Senior Secured Debt, but senior in priority to all other unsecured indebtedness of Purchaser (and pari passu with the Seller Note (Offset)).  The Seller Note (Offset) and Seller Note (No Offset) may be referred to herein collectively as the “Seller Notes.”

(c)                                  Earnout.

(i)                                     Subject to the limitations of paragraph (iii) below, Purchaser shall pay Seller the following amounts (collectively, the “Earnout”), within 90 days after the completion of each of the first four 12-month periods after the Closing Date (i.e., on or prior to October 1, 2016, which is 90 days after the one-year anniversary of the Closing Date, and October 1, 2017, which is 90 days after the two-year anniversary of the Closing Date, etc.):  (A)  15% of the Eligible Engineering Revenue; and (B) 3% of the Production Revenue.

(ii)                                  For purposes of this Agreement, “Eligible Engineering Revenue” means those gross cash receipts of the Business for the applicable 12-month period (as opposed to revenue recognized on Purchaser’s income statement for financial reporting purposes) including any future customers of the Business, but solely to the extent such gross cash receipts exceed $6,000,000 for that particular year.  Furthermore, “Production Revenue” means those gross cash receipts of the Purchaser for the applicable 12-month (as opposed to revenue recognized on Purchaser’s income statement for financial reporting purposes), derived from Purchaser’s provision of manufacturing and production services rendered to those customers generated by the Business as the same shall be agreed to by Purchaser and Seller.

(iii)                               Notwithstanding anything to the contrary contained herein, the maximum dollar amount of Earnout payments that Purchaser shall be obligated to make under this Agreement is $2,500,000.  In addition, Purchaser shall immediately be relieved of any obligation to pay the Earnout payments under this Section 3(c) as contemplated in Section 6(d) of the Consulting Agreement between Purchaser and Shareholder dated as of the Closing Date, and as contemplated in Section 4 of the Non-Competition and Non-Solicitation Agreements by and between Purchaser and Shareholder, and Purchaser and Seller, dated as of the Closing Date.  All Earnout payments payable hereunder shall be paid by Purchaser in cash or by wire transfer to an account designated in writing by Seller.

4.                                      Closing.

(a)                                 Closing Date and Process.  The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at 8:00 a.m. Central Standard Time on July 1, 2015 (or such earlier date as determined by the parties) (as applicable, the “Closing Date”), at a mutually agreed upon location (or upon release of earlier transmitted signature pages); provided, however, that all conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement (other than actions the parties will take at the Closing itself) shall have been satisfied or waived.

(b)                                 Closing Deliveries.  At the Closing:

(i)                                     Seller will execute and deliver to Purchaser:  (A) a General Assignment and Bill of Sale conveying title to the Purchased Assets to Purchaser; (B) the Non-Competition Agreement to which it is a party; (C) the certificates of an officer/manager of Seller required by Section 9(c); and (D) such other instruments as Purchaser or its counsel may reasonably request.  In addition, Seller will deliver or cause to be delivered executed counterparts to the Non-Competition Agreements of the Shareholders, executed counterparts to the Retention Agreements, and an executed counterpart of the Consulting Agreement.  All of the above-described deliveries are collectively referred to as the “Seller Deliveries.”  Seller shall have also earlier delivered the Closing Statement as required by Section 3(a).

(ii)                                  Purchaser will deliver to Seller, by wire transfer of immediately available federal funds to an account designated by Seller, an amount equal to the Closing Date Purchase Price, and shall execute and deliver to Seller the following:  (A) the Non-Competition Agreement to which Seller is a party; (B) the certificates of an officer of Purchaser required by Section 10(a); (C) Seller Note (Offset) executed by Purchaser and (D) the Seller Note (No Offset) executed by Purchaser.  In addition, Purchaser will deliver to the Shareholder an executed counterpart to the Non-Competition Agreements to which each such Shareholder is a party, and will deliver to the applicable parties thereto an executed counterpart to the Retention Agreements and the Consulting Agreement.  All of the above-described deliveries are collectively referred to as the “Purchaser Deliveries.”  The Seller Deliveries and Purchaser Deliveries are collectively referred to in this Agreement as the “Ancillary Documents.”

(c)                                  Allocation.  The parties will allocate the Purchase Price and all other costs eligible for capitalization among the Purchased Assets for all purposes, including financial accounting and tax purposes, in accordance with the allocation schedule attached as Schedule 4(c), which schedule shall be acceptable to Purchaser in its sole discretion.

5.                                      Seller Parties’ Representations and Warranties.  To induce Purchaser to enter into this Agreement, Seller Parties hereby jointly and severally represent and warrant to Purchaser as follows:

(a)                                 Organization and Good Standing.  Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Minnesota.  Seller has the requisite power to own, operate, use and lease the Purchased Assets, as applicable, and to operate the Business as presently being conducted.  Seller is qualified or otherwise authorized to transact business as a foreign company in each jurisdiction in which the nature of the Business requires such qualification, except where the failure to so qualify would not have a material adverse effect on the financial condition, operating results, customer, employee or supplier relations, business condition of the Purchased Assets taken as a whole or the Business taken as a whole (any such effect being referred to as a “Material Adverse Effect”); provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any action required or permitted by this Agreement or any action taken (or omitted) with the written consent of or at the written request of Purchaser; (iv) any changes in applicable laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (v) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Seller and the Business; or (vi) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded).

(b)                                 Authority; Binding Obligation.  Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party, and perform its obligations hereunder and thereunder.  Seller’s execution and delivery of this Agreement and such Ancillary Documents, and performance of its covenants and agreements hereunder and thereunder, have been duly authorized by all necessary company action of Seller.  This Agreement and the Ancillary Documents to which Seller is a party have been duly executed and delivered by Seller and constitute valid and binding obligations of Seller, enforceable against Seller in accordance with their terms, subject to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c)                                  Financial Statements.  Schedule 5(c) attached hereto contains the unaudited balance sheet, income statement and statement of cash flows of Seller for the preceding three complete fiscal years ended December 31 and the unaudited balance sheet, income statement and statement of cash flows of Seller for the quarter ended March 31, 2015 (all of such financial statements shall be collectively referred to herein as the “Financial Statements”). The Financial Statements (i) are true, correct and complete in all material respects; (ii) have been prepared from Seller’s books and records; (iii) have been prepared using consistent accounting principles; and (iv) fairly present in all material respects the financial condition and operations of Seller and the Business on the dates indicated and for the periods indicated.

(d)                                 Undisclosed Liabilities.  Except as disclosed in the Financial Statements or on Schedule 5(d), and except for liabilities incurred in the ordinary and usual course of normal day-to-day operations of the Business (the “Ordinary Course of Business”), the Business does not have liability of any nature whether or not absolute, contingent or otherwise, that would be required to be disclosed on the Financial Statements pursuant to generally accepted accounting principles in the U.S.

(e)                                  No Conflict.  Except as disclosed on Schedule 5(e), neither the execution and delivery of this Agreement or any of the Ancillary Documents to which Seller is a party, nor the consummation or performance of any of the transactions contemplated by this Agreement or such Ancillary Documents (collectively referred to herein as the “Contemplated Transactions”), will directly or indirectly, with or without notice or lapse of time:  (i) contravene, conflict with or result in a violation of or default under any provision of Seller’s Articles of Organization or member control agreement, any resolution adopted by the governors, managers or members of Seller, or any other agreement by and between or among any members of Seller; (ii) contravene, conflict with or result in a violation of or default under, or give any Governmental Body or other Person (as such terms are defined below) the right to challenge any of the Contemplated Transactions or exercise any remedy or obtain any relief under, any federal, state or local law, regulation, ordinance or administrative order or any judgment or decree to which Seller, the Business or the Purchased Assets are subject; (iii) contravene, conflict with or result in a violation or breach of or default under any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any contract or other arrangement to which Seller is a party or by which Seller is bound except where such contravention, conflict or violation or breach or default would not have a Material Adverse Effect; or (iv) result in the creation of any Lien (as defined below) of any kind or nature upon any of the Purchased Assets.

For all purposes of this Agreement, the definitions set forth below shall apply:

(1)                                 “Governmental Body” means any (i) nation, state, city, town, village, district or other jurisdiction of any nature; (ii) federal, state, provincial, local, municipal, foreign or other government; (iii) governmental or quasi-governmental agency, branch, department, official or entity and any court or other tribunal; (iv) multi-national organization or body; or (v) any other body entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

(2)                                 “Person” means any individual natural person, partnership, limited partnership, corporation, limited liability company, association, joint-stock company, trust, joint venture, unincorporated organization or association, or Governmental Body (or any department, agency or political subdivision thereof).

(3)                                 “Lien” means any security interest, mortgage, pledge, lien, charge, encumbrance, right of way, easement or adverse claim of any kind or nature.

(f)                                   Title, Sufficiency and Condition of Assets.  Except as disclosed on Schedule 5(f), Seller has good and marketable title to each asset constituting the Purchased Assets, free and clear of any Liens and, at the Closing, Seller will transfer to Purchaser good and marketable title to each asset constituting the Purchased Assets, free and clear of all Liens.  The Purchased Assets are in good condition and repair, ordinary wear and tear excepted, and are usable in the Ordinary Course of Business.  There are no defects in the Purchased Assets or other conditions relating thereto which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.  The Purchased Assets include all assets, both tangible and intangible necessary for the conduct of the Business as it is being conducted as of the date hereof.

(g)                                  Leased Real Property.

(i)                                     Seller owns no real estate that is used in the Business.

(ii)                                  Seller has provided to Purchaser accurate and complete copies of the lease agreements (including all amendments thereof and exhibits or addenda thereto) under which any Seller holds a leasehold interest in any real property used in the Business (the “Leased Real

Property”), together with any assignments of such lease agreements. The Leased Real Property comprises all of the real property used or occupied in the operation of the Business.

(iii)                               Seller owns the leasehold interests in the Leased Real Property created by the applicable Assumed Leases, free and clear of all Liens.  Seller is not in violation of any applicable ordinance, statute or other law, regulation or requirement relating to the Leased Real Property or the operation of the Business thereon, and Seller has not received any notice of any such violation, or the existence of any condemnation proceeding with respect to any of the Leased Real Property. Upon Purchaser’s acquisition of the Purchased Assets, Purchaser will be able to operate the Leased Real Property in substantially the same manner as operated by Seller prior to Closing without violating any applicable zoning, use, subdivision or similar law.

(iv)                              All of the improvements located at the Leased Real Property are in good condition and repair in all material respects, ordinary wear and tear excepted, and are usable in the Ordinary Course of Business.  There are no defects in such assets or other conditions relating thereto which, in the aggregate, would have a Material Adverse Effect.

(h)                                 Personal Property Leases.  Schedule 5(g)(iv) contains a description of any leases relating to each item of tangible personal property leased by Seller for use in the operation of the Business (the “Personal Property Leases”).  True and complete copies of the Personal Property Leases have been made available to Purchaser, including all amendments thereof and exhibits or addenda thereto.  All Personal Property Leases are valid, binding and enforceable against Seller and, to Seller’s knowledge, against the other parties thereto in accordance with their respective terms, and there does not exist under any such Personal Property Lease any default or any event which, with notice or the lapse of time, or both, would constitute a material default thereunder against Seller or, to Seller’s knowledge, the other parties thereto.

(i)                                     Intellectual Property.

(i)                                     The “Purchased Intellectual Property” means all Intellectual Property (as defined below) owned by Seller and used or useful in the conduct of the Business. Seller is the sole owner of and possesses all right, title and interest in and to the Purchased Intellectual Property, free and clear of any Liens, and the Seller has not granted to any Person any license or sublicense, option, consent, right of first or last offer, or negotiation or other rights in or to any such Intellectual Property.

(ii)                                  With respect to the Purchased Intellectual Property: (A) no interference actions or other judicial or adversary proceedings, or other disputes, concerning the Purchased Intellectual Property are outstanding or pending and, to the knowledge of Seller Parties, no such action or proceeding is threatened; and (B) Seller has the right and authority to use the Purchased Intellectual Property in connection with the conduct of the Business in the manner presently conducted and, to the knowledge of Seller Parties, has not received notice that such use conflicts with, infringes upon or violates any rights of any other person, firm or corporation.

(iii)                               Seller has taken all actions it reasonably believes are necessary to maintain and protect each item of Purchased Intellectual Property. Seller has taken reasonable measures to safeguard the confidentiality and value of all Purchased Intellectual Property comprising trade secrets or other confidential information.  As of the date hereof, each present or past employee, officer or consultant of Seller that has been involved in the development or conception of any part of any of the Purchased Intellectual Property either:  (A) is a party to written agreement that, to the extent permitted by law, conveys or obligates such Person to convey to Seller any and all right, title and interest in and to all such Purchased Intellectual Property developed by such Person in connection with such Person’s employment with or engagement by Seller; or (B) otherwise has vested in Seller any and all right, title and interest in and to all the Purchased Intellectual Property developed by such Person in connection with such Person’s employment with or engagement by Seller.

(iv)                              To the knowledge of Seller Parties, as of the date hereof, no Person is infringing or misappropriating any of the Purchased Intellectual Property.

(v)                                 For all purposes of this Agreement, the definitions set forth below shall apply:

(1)                                 “Intellectual Property” means as it relates to the Business all intellectual property of every kind throughout the world, both domestic and foreign, which, in each case or used or useful in connection with or related to the Business as of the date hereof, including all inventions and improvements thereon, patents (including applications, continuations and continuations in part), trademarks (including registrations and applications therefor, goodwill associated therewith), Internet domain names, trademark rights (e.g., common law trade names, logos, slogans, trade dress, and registered trade and service marks, specifically including but not limited to the Seller’s name “Devicix”), copyrights (including registrations and applications), Technology, as defined below, and trade secrets.  For clarity, “Intellectual Property” will include all of Seller’s ownership and rights relating to its mHealth software application.

(2)                                 “Technology” means, collectively, all designs, formulae, algorithims, procedures, methods, techniques, now-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by, or are used in the design, used in the development, used in the reproduction, used in the maintenance or used in the modification of any of the Seller’s products or services.

(j)                                    Litigation.  Except as set forth on Schedule 5(j), there are no legal actions, suits, arbitrations or other legal, administrative or governmental proceedings or investigations (any of the foregoing being referred to as a “Proceeding”) pending or, to the knowledge of any Seller Parties, threatened against Seller, or against or with respect to the Business or any of the Purchased Assets or any governor, manager or member of Seller, and neither is any Seller Party aware of any facts reasonably expected to result in or form the basis for any such Proceeding.

(k)                                 Court Orders, Decrees and Laws.  Seller has not violated or failed to comply with any statute, law, ordinance or regulation of any Governmental Body in the conduct of the Business that could reasonably be believed to, individually or in the aggregate, have a Material Adverse Effect.  Seller has not received notice of any violation of any applicable law, order, regulation or requirement relating to the Purchased Assets or the Business.  Seller is not in default with respect to any judgment, order or decree of any court or any Governmental Body.

(l)                                     Labor Matters.  Schedule 5(l) identifies each collective-bargaining agreement and each other material written or oral agreement providing an employee of the Business with rights to employment, severance pay, profit sharing, deferred compensation, a bonus, stock option, stock-purchase right, pension, retainer, consulting, retirement, health, vacation, sick leave, incentive pay, holiday leave, salary continuation during short absences for illness or other reasons, and any other plan, arrangement, commitment or other agreement by Seller to provide benefits to an employee of the Business to which Seller is a party, or by which it is or may be bound (other than benefits under ERISA Plans or Flexible Benefit Plans, as defined in Section 5(n)(i) below).  Seller is not, and, to the knowledge of Seller Parties, no other party to any such agreement is, in default or breach with respect to any material term or condition thereof, nor has any event occurred which through the passage of time or Seller’s notice, or both, would constitute a material default thereunder by Seller or, to the knowledge of Seller Parties, any other party to such agreement, or would cause the acceleration of any material obligation of Seller or any other party to such agreement. Seller has delivered to Purchaser true and complete copies of all agreements, including all amendments thereof and exhibits or addenda thereto (or summaries of any unwritten agreements) identified in Schedule 5(l); and true and complete copies of any employment policy manuals distributed to any class of Seller’s employees engaged in the Business.  Except as indicated in Schedule 5(l):

(i)                                     Seller has complied in all material respects with all applicable laws, rules and regulations relating to the employment of the employees of the Business, including but not limited to those relating to wages, hours, collective bargaining and the payment and withholding of Taxes (as defined in Section 5(x)(i) below) and other sums as required by appropriate Governmental Bodies with respect to employee compensation;

(ii)                                  during the three-year period preceding the date hereof, no unfair labor practice charge or complaint of unfair labor practice has been brought or threatened against Seller with respect to any employees or former employees of the Business or any labor organization with respect to the Business before any federal, state or local agency; and no complaint of such unfair labor practices has been issued, no work stoppage affecting the Seller’s operation of the Business has been brought or threatened, and no grievance has been brought;

(iii)                               no organizational, strike, representation, decertification or deauthorization proceeding has been brought or threatened, respecting the employees of the Business, and no such proceeding has been brought within the three-year period prior to the date hereof;

(iv)                              all accrued obligations of Seller, whether arising by operation of law, contract or past custom, for unemployment-compensation benefits, pension benefits, salaries, bonuses, sick leave, severance, vacation, worker-compensation claims and other forms of compensation payable to the employees or former employees of the Business, or to trusts or other funds or to any governmental agency, in respect of the services rendered by any such individuals prior to the date hereof, have been paid or will be paid prior to the Closing Date;

(v)                                 no trade union, council of trade unions, affiliated bargaining agency, employee-bargaining agency or labor organization has bargaining rights for any of employees of the Business pursuant to the provisions of all applicable laws, rules or regulations relating to the employment of labor, and

(vi)                              during the last year there has been no “mass layoff” or “plant closing” as defined by The Worker Adjustment and Retraining Notification Act (“WARN”) in respect of the Seller, and the Seller has not been affected by any transactions or engaged in layoffs or employment terminations sufficient in number to trigger application of any state, local or foreign law or regulation which is similar to WARN.

(m)                             Employment Matters.

(i)                                     Schedule 5(m) contains a complete and accurate list of (A) the names of all employees of the Business; (B) their titles or positions; (C) their dates of hire; (D) their current salaries or wages and all bonuses, commissions and incentives paid at any time during the past 12 calendar months; (E) their last compensation changes and the dates on which such changes were made; (F) any non-standard bonus, commission or incentive plans or agreements for or with them; (G) any outstanding loans or advances made by or to them; and (H) any verbal or written employment agreements which impact or establish the terms of employment of those persons.  Correct and completed copies of all written employment agreements, including all amendments thereof and exhibits or addenda thereto, have been delivered to Purchaser.

(ii)                                  Schedule 5(m) contains a complete and accurate list of (A) the identities of all independent sales representatives and independent contractors currently engaged by Seller in the Business; (B) their payment arrangements; and (C) a brief description of the type of services provided by them.  Correct and completed copies of all written agreements with sales representatives and independent contractors, including all amendments thereof and exhibits or addenda thereto, have been delivered to Purchaser.

(iii)                               Except for any limitations of general application which may be imposed under applicable labor or employment laws, and except for any employment agreements otherwise disclosed and provided to Purchaser, Seller has the right to terminate the employment of each of its employees at will, and to terminate the engagement of any of its independent contractors and sales representatives, without any payment, penalty or liability to any such Person other than for services rendered through the date of termination.

(iv)                              The Seller has delivered to Purchaser accurate and complete copies of all current employee manuals and handbooks, disclosure materials, policy statements and other materials prepared, disclosed or promulgated by Seller at any time during the last three years relating to the employment of the current and former employees of the Business.

(n)                                 ERISA Plans and 125 Plans.

(i)                                     Schedule 5(n) lists and generally describes (i) each employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including without limitation each group insurance plan, self-insured health plan, severance pay plan, non-qualified deferred compensation plan and retirement plan intended to be qualified under Code Section 401(a), that is maintained or contributed to by Seller for its employees engaged in the operation of the Business, former employees of the Business or dependents and beneficiaries of such employees or former employees (collectively, “ERISA Plans”); and each trust fund maintained by Seller in connection with any such ERISA Plan; and (iii) each “cafeteria plan” or transportation fringe plan governed by Code Section 125 or Code Section 132(f) that is maintained or contributed to by Seller for its employees engaged in the operation of the Business (a “Flexible Benefit Plan”).

(ii)                                  None of the ERISA Plans is a “multiemployer plan,” as defined in ERISA Section 3(37), or is a defined benefit pension plan subject to Title IV of ERISA.  Seller is not delinquent in any obligation to make contributions to any ERISA Plan subject to Code

Section 412 or Title IV of ERISA and has not terminated or withdrawn from participation in any such ERISA Plan.  Except as disclosed in Schedule 5(n), Seller has no “ERISA Affiliate,” which means any employer that, together with Seller, would be treated as a single employer under Section 414 of the Code.

(iii)                               Seller has furnished to Purchaser true, correct and complete copies of the following items:  (A) each ERISA Plan and any related trust agreements or other funding vehicles; and (B) each Flexible Benefit Plan.  With respect to each ERISA Plan and Flexible Benefit Plan, Seller has also furnished to Purchaser the most recent summary plan description and annual report required to be made on Treasury Form 5500.

(iv)                              Each ERISA Plan intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the United States Internal Revenue Service as to such plan’s qualification under Code Section 401(a); and complies in all material respects with the Code and ERISA.  The trust related to each such ERISA Plan has been determined to be exempt from federal income taxation under Code Section 501(a); and a true and complete copy of the most recent determination letter with respect to each such ERISA Plan has been delivered to Purchaser.

(v)                                 Except as described in Schedule 5(n), Seller does not maintain any group life insurance or health benefit coverage for former employees or governors of Seller, other than group life insurance or health benefit coverage mandated by applicable law.  Except as would not have a Material Adverse Effect, Seller has timely complied with all of its “COBRA” obligations under ERISA Section 602, Code Section 4980B; its obligations under the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended; its obligations under the Family and Medical Leave Act of 1993, as amended; and/or its obligations under applicable state insurance laws, in each case with respect to any group life insurance and health benefit continuation coverage to be provided by those of its ERISA Plans and any Flexible Benefit Plan that provide such benefits.  Seller warrants that it will continue, after the Closing Date, to comply with such obligations with respect to any of its employees, former employees or their beneficiaries who are or become entitled to such continuation coverage, and are not hired by Purchaser as of that date or the following business day.

(o)                                 Accounts Receivable.  The Accounts Receivable are valid receivables, are not subject to valid counterclaims or setoffs.

(p)                                 Customers and Suppliers.

(i)                                     Schedule 5(p) sets forth a complete and accurate list of the 20 largest customers and the 20 largest suppliers (measured by dollar volume of sales or purchases, respectively) of the Business as of and for each of the last two calendar years, and the amount of such business done (by dollar volume of sales or purchases, respectively) with each such customer or supplier as of and for each such year.  Seller has not received any notice from any customer or supplier identified on Schedule 5(p) that such customer or supplier has ceased or will cease to purchase or sell, as applicable, products or services to or from Seller or the Business, or will or intends to substantially reduce its purchases or sales, as applicable.

(ii)                                  There is no customer of the Business with: (A) which Seller has an agreement or arrangement, whether formally or informally, providing such customer with credit terms that are materially more liberal than those provided under Seller’s standard customer agreement or arrangement or (b) except as set forth on Schedule 1(a)(viii), there is no customer of the Business with which has made deposits or prepayments constituting a liability of Seller.

(q)                                 Consents.  Except as otherwise set forth on Schedule 5(q), there are no consents, approvals or other authorizations of, orders or notifications of, registrations, declarations or filings with, any Person pursuant to the Assumed Contracts, which are required in connection with the valid execution, delivery or performance of this Agreement by Seller and the consummation by Seller of the Contemplated Transactions.

(r)                                    Conduct of Business.  Except as set forth on Schedule 5(r), since March 31, 2015 there has not been:

(i)                                     any increase in Liens against any of the Purchased Assets, or change in the condition (financial or other), properties, assets or liabilities of the Business, except changes in the Ordinary Course of Business, none of which has had or will have a Material Adverse Effect;

(ii)                                  any change in the billing or pricing methods or practices followed by Seller in the Business or any change in depreciation or amortization policies or rates theretofore adopted, except changes in the Ordinary Course of Business;

(iii)                               any change in the methods or terms used by Seller in the Business for collecting accounts receivable;

(iv)                              any sale, transfer, lease, abandonment or other disposition by Seller, other than in the Ordinary Course of the Business, of any supplies, vehicles, machinery, equipment or other operating properties or other assets included among the Purchased Assets;

(v)                                 any change in Seller’s methods of accounting with respect to the Business;

(vi)                              any change in Seller’s policies for timing and recognition of allowances, rebates, concessions from vendors and similar items with respect to the Business;

(vii)                           any business interruption, damage, casualty, loss or other occurrence having a Material Adverse Effect, whether or not covered by insurance, as a result of any accident, fire, casualty, act of God or a public enemy, any labor dispute or disturbance, or other force majeure;

(viii)                        any conduct of the Business other than in the Ordinary Course of Business or as otherwise contemplated herein;

(ix)                              any waiver or release of any material causes of actions, lawsuits, judgments, claims and demands,

(x)                                 any disposition, abandonment or lapse of any material rights to the use any Intellectual Property, or the execution of any exclusive license with respect to any of the Intellectual Property;

(xi)                              any transaction or commitment made, or any contract or agreement entered into, that is material to the Business and other inconsistent with past practices, other than as contemplated herein;

(xii)                           any (A) employment, retention, bonus, deferred compensation, severance, retirement or other similar agreement entered into with any employee, consultant or manager (or any amendment to any such existing agreement); (B) grant of any severance or termination pay to any employee, consultant or manager; or (C) change in compensation or other benefits payable to any employee, consultant or manager pursuant to any severance or retirement plans or policies thereof, in each case other than in the Ordinary Course of Business;

(xiii)                        any terminations, changes or violations by Seller of any of the Assumed Leases, material Assumed Contracts, commitments, licenses or other arrangements of the Business, except as required hereunder or as such changes or terminations occur in the Ordinary Course of Business, none of which have had a Material Adverse Effect;

(xiv)                       any violations by Seller of any permits, licenses, restrictive covenants, laws or regulations binding on Seller which could have a Material Adverse Effect; or

(xv)                          any other occurrence, event or condition with respect to Seller, the Business or the Purchased Assets which could, to the knowledge of Seller Parties, have a Material Adverse Effect.

(s)                                   Other Contracts.  Schedule 5(s) contains a true, complete and correct list of all contracts and agreements, whether written or oral, which are used in the Business and which require a payment to or from Seller of $20,000 or more per year, including:  (i) except as such document relates to an Excluded Asset, any joint venture contract, partnership agreement, limited liability company other contract (however named) involving a sharing of profits, losses, costs or liabilities by Seller with any other Person; (ii) any written warranty, guaranty or other similar undertaking with respect to contractual performance extended by Seller other than in the Ordinary Course of Business; (iii) any material license agreement or other material contract relating to Intellectual Property that is necessary or otherwise used in or held in use for the operation of the Business; (iv) any contract with “take or pay” provisions or “requirements” provisions committing a Person to provide the quantity of goods or services required by another Person; and (v) any contract with any Person who is directly or indirectly affiliated with Seller (collectively, the “Material Contracts”). True and complete copies of the Material Contracts, including all amendments thereof and exhibits and addenda thereto, have been provided to Purchaser.  Each Material Contract is a valid and binding agreement of Seller and is in full force and effect.  Seller has performed all material obligations required to be performed by it under or in connection with each Material Contract and is not in receipt of any claim of default under any Material Contract.  Seller has no present expectation or intent of not fully performing any material obligation pursuant to any Material Contract, and no Seller Party has any knowledge of a breach or anticipated breach by any other party to any Material Contract.

(t)                                    Restrictive Covenants.  Except as listed on Schedule 5(t), Seller is not a party to any written contract, license agreement or other restriction limiting the scope of the Business’ current or future operations or the sale or use of the Purchased Assets in any manner whatsoever.

(u)                                 Inventory.  Seller does not possess or own any finished goods, raw materials, goods in transit, goods at customer sites and other inventory or goods held for a sale in any form (the “Inventory”). The Purchased Assets do not include any Inventory.

(v)                                 Product Liability.  Except as set forth on the Schedule 5(v), there are no presently pending, nor, to the knowledge of Seller Parties, is there basis for, any material civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings or demand letters relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any product offered or sold by Seller in connection with the Business.  With respect to the Business, Seller has not extended to any of its customers any written, non-standard product warranties, indemnifications or guarantees.

(w)                               Brokers.  No finder, broker, agent or other intermediary has acted for or on behalf of Seller in connection with the negotiation of this Agreement or the Ancillary Documents or the consummation of the Contemplated Transactions.

(x)                                 Tax Matters.

(i)                                     For purposes of this Agreement, “Tax” (and with the corresponding meaning “Taxes” and “Taxable”) shall include (A) any net income, gross income, gross receipts, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, environmental, severance, stamp, occupation, premium, property or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to tax or additional amount, imposed by any Governmental Body, whether disputed or not; and (B) any liability for the payment of any amount of the type described in clause (A) as a result of being a member of a consolidated, affiliated, combined or unitary group.

(ii)                                  Seller, any affiliated, combined or unitary group of which Seller is or was a member, and each ERISA Plan (other than a multiemployer plan, as defined in Section 3(37) of ERISA) and Flexible Benefit Plan, as the case may be (each a “Tax Affiliate”), has:  (A) timely filed (or has had timely filed on its behalf) all returns, declarations, reports, estimates, information returns, and statements (“Tax Returns”) required under applicable laws to be filed or sent by it in respect of any Taxes or required under applicable laws to be filed or sent by it by any Governmental Body having competent jurisdiction over Taxes; and all such Tax Returns are true, correct, and complete in all material respects; (B) timely and properly paid (or has had paid on its behalf) all Taxes due and payable, whether or not shown on such Tax Returns; and (C) complied with all applicable laws relating to the withholding of Taxes and the payment thereof.

(iii)                               No deficiency for any Taxes has been proposed, asserted or assessed against Seller or any Tax Affiliate that has not been resolved and paid in full.

(iv)                              To the knowledge of Seller Parties, no claim has ever been made by an authority in a jurisdiction where Seller or any Tax Affiliate do not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(v)                                 Seller (A) has not been part of a consolidated group for Tax purposes with any Person, other than a group the common parent of which is or was the Seller; or (B) has any liability for the Taxes of any Person (other than the Seller) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(vi)                              Seller is not a party to any Tax allocation or sharing agreement.

(vii)                           Neither the Business nor the Purchased Assets are subject to any Lien resulting from unpaid Taxes; and to the knowledge of Seller Parties, no Governmental Body has any present right to file any such Lien against the Business or the Purchased Assets.

(viii)                        Purchaser shall not become responsible for any obligation of Seller to provide any “parachute payment,” as defined in the United States Internal Revenue Code of 1986 (as amended, the “Code”) Section 280G; or provide any severance, termination allowance or similar payments as a direct result of the Contemplated Transactions.

(y)                                 Disclosure.  No representation or warranty of Seller contained in this Agreement, any Schedules, any exhibit hereto or in any statement (including but not limited to the Financial Statements), certificate, instrument of transfer or conveyance or other document furnished to Purchaser pursuant to this Agreement, or otherwise in connection with the Contemplated Transactions, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to make the statements herein or therein not misleading.

(z)                                  No Other Representations and Warranties. Except for the representations and warranties contained in this Section 5 (including the related portions of the Disclosure Schedules), neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Business and the Purchased Assets furnished or made available to Purchaser and its representatives (including any information, documents or material delivered to Purchaser or made available to Purchaser in the data room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law.

6.                                      Purchaser’s Representations & Warranties.  Purchaser hereby represents and warrants to Seller as follows:

(a)                                 Organization and Good Standing.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota.  Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder.

(b)                                 Authority; Binding Obligation. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Documents to which it is a party, and perform its obligations hereunder and thereunder.  Purchaser’s execution and delivery of this Agreement and such Ancillary Documents, and performance of its covenants and agreements hereunder and thereunder, have been duly authorized by all necessary company action of Purchaser.  This Agreement and the Ancillary Documents to which Purchaser is a party have been duly executed and delivered by Purchaser and constitute valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, subject to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c)                                  No Conflict. Neither the execution and delivery of this Agreement or any of the Ancillary Documents to which Purchaser is a party, nor the consummation or performance of any of Contemplated Transactions, will directly or indirectly, with or without notice or lapse of time:  (i) contravene, conflict with or result in a violation of or default under any provision of Purchaser’s articles of incorporation or bylaws or resolution adopted by the directors or shareholders of Purchaser; (ii)  contravene, conflict with or result in a violation of or default under, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or exercise any remedy or obtain any relief under, any federal, state or local law, regulation, ordinance or administrative order or any judgment or decree to which Purchaser is subject; or (iii) contravene, conflict with or result in a violation or breach of or default under any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any contract or other arrangement to which Purchaser is a party or by which Purchaser is bound.

(d)                                 Sufficiency of Funds.  Purchaser has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the Contemplated Transactions.

(e)                                  Legal Proceedings.  There are no actions, suits, claims, investigations or other legal proceedings pending or, to Purchaser’s knowledge, threatened against or by Purchaser or any affiliate of Purchaser that challenge or seek to prevent, enjoin or otherwise delay the Contemplated Transactions.

(f)                                   Independent Investigation. Purchaser has conducted its own independent investigation, review and analysis of the Business and the Purchased Assets, and acknowledges that it has been provided access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller for such purpose.  Without affecting the allocation of risk among the parties, as evidenced by the representations and warranties of Seller Parties in Section 5, Purchaser acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser has relied solely upon its own investigation, the express representations and warranties of Seller set forth in Section 5 of this Agreement (including related portions of the Disclosure Schedules), specifically including the representation and warranty of Seller Parties set forth in Section 5(y), and the other covenants, terms and conditions contained in this Agreement.  Furthermore, Purchaser acknowledges and agrees that neither Seller nor any other Person has made any representation or warranty as to Seller, the Business, the Purchased Assets or this Agreement, except as expressly set forth in Section 5 of this Agreement (including the related portions of the Disclosure Schedules).

7.                                      Covenants.  Seller covenants and agrees with Purchaser, and Purchaser covenants and agrees with Seller, as follows:

(a)                                 Between the date hereof and the Closing, Seller shall not, except as otherwise specifically consented to in writing by Purchaser, take any action that would cause any of the changes, events or conditions described in Section 5(r).

(b)                                 Seller shall permit Purchaser and Purchaser’s counsel, bankers, accountants and other representatives full access, upon reasonable notice during normal business hours under the supervision of Seller’s personnel, to all the properties, assets, books, records, agreements, commitments and other documents of Seller concerning the Business or the Purchased Assets; provided, however, that such access shall not interfere with the operation of the Business.  Seller shall furnish to Purchaser and its representatives all available information with respect to the Purchased Assets as Purchaser may reasonably request.  Seller shall permit Purchaser to review Seller’s personnel and pay records on or before the Closing and interview any employee of the Business that Purchaser elects to interview prior to the Closing.  Prior to the Closing, without the prior written consent of Seller, which may be withheld for any reason, Purchaser shall not contact any suppliers to, or customers of, the Business. Purchaser shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Agreement.

8.                                      No Requirement to Hire or Retain Employees.  Purchaser shall not be required to assume any ERISA Plan, Flexible Benefit Plan, or any other compensation, employee benefit, fringe benefit, severance or retirement plan heretofore provided by Seller for its employees, or retain (for any certain period of time) any employees of Seller who may be hired by Purchaser on or after the Closing Date, except as expressly set forth in this Section.

Purchaser shall offer employment effective on the Closing Date, to all employees of Seller (“Employees”).  Employees who accept such offer of employment and commence employment on the Closing Date, shall be referred to as the “Transferred Employees.”  During the period commencing on the Closing Date, Purchaser shall provide each Transferred Employee with (i) base salary or hourly wages which are comparable to their base wage immediately prior to the Closing; and (ii) 401(k) and welfare benefits that are no less favorable in the aggregate than those historically provided by Purchaser. Seller and Purchaser shall jointly prepare a schedule setting forth, for each employee of Seller who accepts employment by Purchaser, (i) the number of days of vacation earned by such employee for his or her employment by Seller but unused as of the Closing Date and (ii) the value of such earned and accrued vacation, based upon the level of compensation paid by Purchaser to such employee.  Purchaser shall recognize such earned and accrued vacation of the employees of Seller who accept employment with Purchaser (the value of which shall be deemed to be an Assumed Liability under this Agreement) and shall provide such earned or accrued vacation to the employees while employed by Purchaser.  Purchaser’s offer of employment to each employee of Seller shall include a written statement that, by accepting employment with Purchaser, the Employee of Seller consents to receive credit from Purchaser for accrued paid time off (“PTO”) under the Seller’s PTO policy in lieu of payment for accrued PTO from Seller.  Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement of Purchaser. The parties hereto acknowledge and agree that the terms set forth in this Section 8 shall not create any right in any Transferred Employee or any other Person to any continued employment with Purchaser or compensation or benefits of any nature or kind whatsoever.

9.                                      Conditions Precedent to Purchaser’s Obligations.  Purchaser’s obligations to consummate the Contemplated Transactions are subject to the satisfaction of each of the following conditions prior to or at the Closing, unless specifically waived in writing by Purchaser in advance.

(a)                                 Due Diligence.  Purchaser shall complete a full legal and business due-diligence examination of Seller, the result of which shall be satisfactory to Purchaser in its sole discretion.

(b)                                 Board Approval.  Purchaser shall have received approval from its Board of Directors to enter into this Agreement and consummate the Contemplated Transactions.

(c)                                  Representations and Warranties.  The representations and warranties of Seller contained in this Agreement shall be true and correct as of the date hereof, and as of the Closing Date as though the Closing Date had been substituted for the date of this Agreement throughout such representations and warranties (except that any representation or warranty made as of a specified date other than the date hereof need only be true as of such date), and Seller shall have delivered to Purchaser a certificate of an officer/manager of Seller to such effect.  Seller shall have duly performed and complied with all covenants and agreements and satisfied all conditions required by this Agreement to be performed, complied with or satisfied by Seller prior to or at the Closing and Seller shall have delivered to Purchaser a certificate of an officer/manager of Seller to such effect.

(d)                                 Absence of Litigation.  There shall not be in effect any order, writ, injunction or decree prohibiting Purchaser or Seller from consummating the Contemplated Transactions. No claim, action, suit or proceeding shall be pending or threatened against Purchaser, Seller or the Business which, if adversely determined, would prevent the consummation of the Contemplated Transactions or result in the payment of damages as a result of such action and for which the other party is not willing to provide indemnification.

(e)                                  Consents and Approvals.  All approvals of Governmental Bodies and all consents of other Persons required for the consummation of the Contemplated Transactions shall have been obtained (or all applicable waiting periods shall have expired), and such consents or approvals shall remain in full force and effect.

(f)                                   Assumed Leases.  To the satisfaction of Purchaser in its sole discretion, each landlord under any real estate lease comprising an Assumed Lease shall have either (i) consented in writing to the assignment by Seller of the applicable lease or leases to Purchaser; or (ii) entered into a new lease agreement for the subject real property, which new lease must be acceptable to Purchaser in its sole discretion.  Any consent delivered under clause (i) above must be accompanied by an estoppel certificate in customary form and reasonably acceptable to Purchaser.

(g)                                  Retention Agreements.  Each employee of Seller identified on Schedule 9(g) shall have executed and delivered to Purchaser a written agreement, however styled and in form and substance reasonably satisfactory to Purchaser, pursuant to which such employee will agree to remain in the employ of Purchaser after the Closing Date for a minimum of 18 months after the Closing Date (the “Retention Agreements”).

(h)                                 Non-Competition Agreement.  Each party identified on Schedule 9(h) shall have executed and delivered to Purchaser a Non-Competition and Non-Solicitation Agreement substantially in the form attached hereto as Exhibit C (collectively, the “Non-Competition Agreements”).

(i)                                     Name Change.  Seller shall have filed a change of name so that its name is not “Devicix” or any derivative thereof or other name that is confusingly similar thereto.

(j)                                    Closing Statement.  The Closing Statement delivered to Purchase by Seller shall be acceptable in form and substance to the Purchaser in its reasonable discretion.

(k)                                 Employees.  The employees of the Business listed in Schedule 9(k) (as the same may be updated by Purchaser from time to time pursuant to a writing delivered to Seller prior to the Closing) shall have accepted offers of employment from Purchaser on terms and conditions satisfactory to Purchaser in its sole discretion.

10.                               Conditions Precedent to Seller’s Obligations.  Seller’s obligations to consummate the Contemplated Transactions are subject to the satisfaction prior to or at the Closing of each of the following conditions, unless specifically waived in writing by Seller in advance:

(a)                                 Representations and Warranties.  The representations and warranties of Purchaser contained in this Agreement shall be true and complete in all material respects as of the date of this Agreement and as of the Closing Date as though the Closing Date had been substituted for the date hereof throughout such representations and warranties (except that any such representation or warranty made as of a specified date other than the date hereof need only be true as of such date), and Purchaser shall have delivered to Seller a certificate of an officer of Purchaser to such effect. Purchaser shall have duly performed and complied in all material respects with all covenants, agreements and satisfied all conditions required by this Agreement to be performed and complied with or satisfied by it prior to or at the Closing, and Purchaser shall have delivered to Seller a certificate of an officer of Purchaser to such effect.

(b)                                 Absence of Litigation.  There shall not be in effect any order, writ, injunction or decree prohibiting Purchaser or Seller from consummating the Contemplated Transactions. No claim, action, suit or proceeding shall be pending or threatened against Purchaser, Seller or the Business which, if adversely determined, would prevent the consummation of the Contemplated Transactions or result in the payment of damages as a result of such action and for which the other party is not willing to provide indemnification.

(c)                                  Consents and Approvals.  All approvals of Governmental Bodies and all consents of other Persons required for the consummation of the Contemplated Transactions shall have been obtained (or all applicable waiting periods shall have expired), and such consents or approvals shall remain in full force and effect.

11.                               Termination Before Closing.  This Agreement may be terminated at any time prior to the Closing: (a) by the mutual written agreement of the parties; or (b) by either Seller or Purchaser, respectively, if, prior to the Closing, any condition set forth herein for the benefit of Seller or Purchaser, respectively, shall not have been timely met or waived by the party that it benefits and cannot be cured; or (c) by either Seller or Purchaser, if the Closing has not occurred on or prior to July 15, 2015, for any reason other than delay or nonperformance of the party seeking such termination.  Termination of this Agreement pursuant to this Section shall terminate all obligations of the parties hereunder, except for the obligations under Section 12, and such termination shall not constitute a waiver of any rights any party may have by reason of a breach by another party of any covenant in this Agreement occurring prior to such termination.

12.                               Indemnification.

(a)                                 Indemnification by Seller Parties.  Seller Parties will indemnify and hold Purchaser and each officer, director, employee, agent, attorney and representative of Purchaser (each a “Purchaser Indemnified Party”) harmless from, against and in respect of any and all loss, liability, expense (including without limitation reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding brought against a Purchaser Indemnified Party) or damages of any kind suffered or incurred by a Purchaser Indemnified Party (“Purchaser Losses”) by reason of:

(i)                                     any breach of a representation or warranty of Seller Parties contained herein or in any Ancillary Document;

(ii)                                  the failure of Seller Parties to fulfill or perform any covenant, agreement or obligation of Seller Parties contained herein or in any Ancillary Document;

(iii)                               any Excluded Liability; or

(iv)                              except as a claim relates to an Assumed Liability, Seller’s operation of the Business or ownership of the Purchased Assets on or prior to the Closing Date.

(b)                                 Indemnification by Purchaser.  Purchaser shall indemnify and hold Seller and each manager, governor, member, employee, agent, attorney and representative of Seller (each a “Seller Indemnified Party”) harmless from, against and in respect of any and all loss, liability, expense (including without limitation reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding brought against a Seller Indemnified Party) or damage of any kind suffered or incurred by a Seller Indemnified Party (“Seller Losses”) by reason of:

(i)                                     any breach of a representation or warranty by Purchaser contained herein or in any Ancillary Document;

(ii)                                  failure of Purchaser to fulfill or perform any covenant, agreement or obligation of Purchaser contained herein or in any Ancillary Document;

(iii)                               any Assumed Liability; or

(iv)                              Purchaser’s operation of the Business after the Closing Date.

(c)                                  Third-Party Claims.

(i)                                     In order for any Purchaser Indemnified Party or Seller Indemnified Party to be entitled to any indemnification provided for under this Section in respect of, arising out of or involving a claim made by any unaffiliated Person other than Seller Parties or Purchaser or their respective successors, assigns or affiliates (a “Third-Party Claim”) against such indemnified party, such indemnified party must notify the indemnifying party in writing of the Third-Party Claim reasonably promptly after receipt by such indemnified party of written notice of the Third-Party Claim; provided, however, that failure of any indemnified party to give notice as provided in this Section shall not relieve an indemnifying party of its obligations hereunder except to the extent that the indemnifying party actually has been prejudiced by such failure to give notice.  Thereafter, the indemnified party shall deliver to the indemnifying party, as promptly as practicable and, in any event, within ten days after such indemnified party’s receipt thereof, copies of all notices and other documents relating to the Third-Party Claim.

(ii)                                  If a Third-Party Claim is made against an indemnified party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses within 30 days after receipt of notice of the Third-Party Claim, to assume or cause the assumption of the defense thereof with counsel selected by the indemnifying party (provided such counsel is not reasonably objected to by the indemnified party).  Should the indemnifying party elect to assume or cause the assumption of the defense of a Third-Party Claim, the indemnifying party will not be liable to the indemnified party for any legal expenses subsequently incurred by the indemnified party in connection with the defense thereof unless the indemnifying party has agreed in writing to pay such fees and expenses or, in the reasonable judgment of the indemnified party, a conflict of interest between the indemnified party and the indemnifying party exists with respect to such claim.  If the indemnifying party elects so to participate in or assume the defense of a Third-Party Claim, the indemnified party will fully cooperate with the indemnifying party in connection with such defense.

(iii)                               If the indemnifying party assumes the defense of a Third-Party Claim, then, as long as the indemnifying party is reasonably contesting such claim in good faith, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, any Third-Party Claim without the indemnifying party’s prior written consent, and the indemnified party will agree to any settlement, compromise or discharge of the Third-Party Claim the indemnifying party may recommend which releases the indemnified party unconditionally and completely in connection with such Third-Party Claim and does not materially and adversely affect the indemnified party.  Notwithstanding the foregoing, the indemnified party shall have the right to pay or settle any such claim, provided that in such event it shall waive any right to indemnity therefor by the indemnifying party.  If the indemnifying party assumes the defense of a Third-Party Claim, then the indemnifying party shall not, without the indemnified party’s prior written consent, settle or compromise any Third-Party Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the delivery by the claimant or plaintiff to the indemnified party of a written release from all liability in respect of such Third-Party Claim.

(iv)                              If the indemnifying party does not assume the defense of any such Third-Party Claim, the indemnified party may defend the same in such manner as it may reasonably deem appropriate, including but not limited to settling such claim or litigation.

(v)                                 The indemnifying party shall in no case settle or compromise any Third-Party Claim or consent to the entry of any judgment without the consent of the indemnified party if such settlement, compromise or judgment would materially and adversely affect the rights of the indemnified party in any continuing manner.

(d)                                 Claims Period.  For purposes of this Agreement, a “Claims Period” shall be the period during which a claim for indemnification may be asserted under this Agreement by an indemnified party, which period shall begin on the Closing Date and terminate as follows:

(i)                                     with respect to Purchaser Losses arising under Section 12(a)(i) for a breach of the representations and warranties under Sections 5(a) (Organization and Good Standing), 5(b) (Authority; Binding Obligation), 5(d) (Undisclosed Liabilities), 5(e) (No Conflict), 5(f) (Title, Sufficiency and Condition of Assets), 5(j) (Litigation) and 5(x) (Tax Matters), the Claims Period shall remain open for the duration of the applicable statute of limitations in Minnesota;

(ii)                                  with respect to Purchaser Losses arising under Section 12(a)(i) for a breach of the representations and warranties of any other sub-section of Section 5, the Claims Period shall terminate upon the 12-month anniversary of the Closing Date;

(iii)                               with respect to Purchaser Losses arising under Sections 12(a)(ii), 12(a)(iii) or (a)(iv), the Claims Period shall remain open for the duration of the applicable statute of limitations in Minnesota; and

(iv)                              with respect to Seller Losses, (A) the Claims Period for Seller Losses arising under 12(b)(i) shall terminate 12 months after the Closing Date; and (B) the Claims Period for Seller Losses arising under Section 12(b)(ii), 12(b)(iii) and (b)(iv) shall remain open for the duration of the applicable statute of limitations in Minnesota.

Any claim for indemnification pursuant to this Section 12 must be made in writing by the indemnified party to the indemnifying party on or prior to the expiration of the applicable Claims Period. All claims for indemnification for which proper notification of the indemnifying party shall have been made by the indemnified party prior to the close of business on the last day of the applicable Claims Period shall continue to survive and shall remain a basis for indemnity hereunder until such claim is finally resolved or disposed of in accordance with the terms hereof.

(e)                                  Deductible.  The indemnifying party shall not be liable to the indemnified party for indemnification under Section 12(a) or Section 12(b), as the case may be, until the aggregate amount of all fees in respect of indemnification under Section 12(a) or Section 12(b) exceeds $60,000 (the “Deductible”), in which event the indemnifying party shall only be required to pay or be liable for Losses in excess of the Deductible; provided, however, that the Deductible shall not apply to the following (all of which are referred to as “Excepted Claims”):  (i) claims by Seller relating to Purchaser’s failure to pay the Purchase Price or any portion thereof, or (ii) claims by Purchaser for Purchaser Losses arising from fraud or intentional misrepresentation, or (iii) claims by Purchaser for Purchaser Losses arising under Sections 12(a)(iii) or 12(a)(iv), or (iv) claims by Purchaser for Purchaser Losses arising under Sections 12(a)(i) and resulting from a breach of the representations set forth in Sections 5(b) or 5(j), or (v) claims by Purchaser for Purchaser Losses, if any, arising from the pending lawsuit of Seller with OrthoAccel Technologies (including any future asserted claims or counter-claims made by such litigants).

(f)                                   Limitation of Liability.  In no event shall any indemnifying party be liable to any indemnified party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.  Except for the Excepted Claims, as defined in Section 12(e) above, the aggregate amount of all Losses for which an indemnifying party shall be liable pursuant to Section 12(a) or 12(b), as the case may be, shall initially not exceed $795,000 (the “Indemnity Cap”).  In the event, however, that Seller shall become entitled to receive (or shall have received) Earnout payments under Section 3(c) of this Agreement, 15% of such Earnout consideration shall be added to the Indemnity Cap; provided, however, that in no event shall the Indemnity Cap of the Seller exceed $1,000,000.  Payments by an indemnifying party pursuant to Section 12(a) or 12(b) in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received by the indemnified party in respect of any such claim (other than from the indemnifying party or parties under this Agreement).

(g)                                  Payment of Indemnification Claim.  With respect to Purchaser Losses payable hereunder, Purchaser Indemnified Parties shall be obligated first to assert their right to payment against amounts due and owing under the Seller Note (Offset).

(h)                                 Exclusive Remedy.  Except for causes of action in favor of a party arising under a different agreement or instrument (including an Ancillary Document), and except for cases of fraud or intentional misrepresentation, each of the parties acknowledges and agrees that its sole and exclusive remedy with respect to any and all of its respective claims arising under this Agreement shall be pursuant to the indemnification provisions set forth in this Section 12.  In furtherance of the foregoing, each waives, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action that it may have against the other party under this Agreement arising under or based upon any federal, state or local statute, law, ordinance, rule or regulation, or arising under or based upon common law or otherwise, except to the extent provided in this Section 12.

(i)                                     Duty to Mitigate.  Each indemnified party shall take, and cause its affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

13.                               Dispute Resolution.

(a)                                 To the greatest extent possible, the parties will endeavor to resolve any disputes relating to the Agreement through amicable negotiations.  Failing an amicable settlement, any controversy, claim or dispute arising under or relating to this Agreement, including the existence, validity, interpretation, performance, termination or breach of this Agreement (or any portion thereof), will finally be settled by binding arbitration before a single arbitrator jointly appointed by the parties.  The arbitrator shall self-administer the arbitration proceedings utilizing the Commercial Rules of the American Arbitration Association (“AAA”); provided, however, the AAA shall not be involved in administration of the arbitration.  The arbitrator must be a retired judge of a state or federal court of the United States or a licensed lawyer with at least 15 years of corporate or commercial law experience from a law firm with at least ten attorneys and at least an AV rating by Martindale Hubbell.  If the parties cannot agree on an arbitrator, either party may request the AAA to appoint an arbitrator which appointment will be final.

(b)                                 The arbitration will be held in Minneapolis, Minnesota.  Each party will have discovery rights as provided by the Federal Rules of Civil Procedure within the limits imposed by the arbitrator; provided, however, that all such discovery will be commenced and concluded within 60 days of the selection of the arbitrator.  The parties intend that any arbitration will be concluded as quickly as reasonably practicable.  The arbitrator will use all reasonable efforts to issue the final written report containing award or awards within a period of five business days after closure of the proceedings, but failure of the arbitrator to meet such time limits will not be a basis for challenging the award.  The arbitrator will not have the authority to award punitive damages to either party.  Each party will bear its own expenses, but the parties will share equally the expenses of the arbitrator.  The arbitrator will award attorneys’ fees and other related costs payable by the losing party to the successful party as it deems equitable.  This Agreement will be enforceable, and any arbitration award will be final and non-appealable, and judgment thereon may be entered in any court of competent jurisdiction.

14.                               General Provisions.

(a)                                 Publicity.  Seller and Purchaser agree that they will not make any press releases or other announcements prior to or at the time of Closing with respect to the Contemplated Transactions, except as required by applicable law, without the prior approval of the other party, which approval will not be unreasonably withheld.

(b)                                 Knowledge Convention.  Whenever any statement herein or in any Schedule, Exhibit, certificate or other document delivered to any party pursuant to this Agreement is made to the “knowledge,” or words of similar intent or effect, of any party or its representative, such statement shall be deemed to be made to the best knowledge of the party and, to the extent applicable, its senior management, which in the case of the Seller shall be exclusively the Shareholder, and shall in all cases be deemed to include a representation that a reasonable investigation of the subject matter thereof has been conducted.

(c)                                  Reservation of Rights.  Neither a party’s representations and warranties contained in this Agreement nor the party’s indemnification obligations set forth in this Agreement shall be affected by (i) any due-diligence or other investigation conducted by another party; or (ii) any knowledge on the part of another party or its agents or representatives of any circumstances resulting from such investigation or otherwise, including without limitation knowledge that one or more of such party’s representations or warranties are or might be untrue when made or will or might become untrue on or prior to the Closing.

(d)                                 Further Acts and Assurances.  Seller shall, at any time and from time to time at and after the Closing, upon request of Purchaser and without additional consideration, take any and all steps reasonably necessary to place Purchaser in possession and operating control of the Purchased Assets, and Seller will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances and assurances as may be reasonably required for the more effective transfer and confirmation to Purchaser of title and possession of any or all of the Purchased Assets.

(e)                                  Notices.  Any notice or other document to be given hereunder by any party to any other party shall be in writing and delivered by courier or by facsimile transmission, receipt confirmed, or sent by any next-day express mail service, postage or fees prepaid, as follows:

If to Purchaser:

Nortech Systems Incorporated
1120 Wayzata Boulevard East, Suite 201
Wayzata, Minnesota 55391
Attention:  Mr. Richard G. Wasielewski, President & CEO
Facsimile:  (952) 449-0442

With a copy to:

Maslon LLP
3300 Wells Fargo Center
90 South Seventh Street
Minneapolis, Minnesota 55402
Attention:  Martin Rosenbaum
Facsimile No:  (612) 642-8326

If to Seller:

Devicix, LLC
7680 Executive Drive
Eden Prairie, Minnesota 55344
Attention:  Peter DeLange
Facsimile No:  (952) 368-0083

With a copy to:

Insitu Law, PLC
1500 ATT Tower
901 Marquette Avenue
Minneapolis, Minnesota 55402
Attention:  Mark Hooley
Facsimile No:  (651) 305-5119

or at such other address or number for a party as shall be specified by like notice.  Any notice that is delivered in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party or its agent, in the event of notice given by courier or confirmed facsimile, or, if sent by express mail, then on the day after deposit with a nationally recognized express mail service (USPS or Federal Express).

(f)                                   Governing Law and Venue.  This Agreement shall be construed in accordance with and governed by the laws of the State of Minnesota without regard to its conflicts-of-law provisions. Exclusive jurisdiction and venue for any claims made by either party against the other will be the courts of the State of Minnesota located in Hennepin County and the United States District Court for the District of Minnesota, and the parties irrevocably consent and agree to the exclusive jurisdiction and venue of such courts.  The prevailing party in any suit or action to enforce its rights or settle any disputes under this Agreement shall be reimbursed by the non-prevailing party all of its costs and expenses paid or incurred in connection with such suit or action, including, without limitation, its reasonable attorneys’ fees, costs and expenses.

(g)                                  Construction.  No provision of this Agreement shall be construed against or interpreted to the disadvantage of any party hereto by reason of such party or its counsel having or being deemed to have drafted such provision.  All references in this Agreement to Section(s), Schedule(s) or Exhibit(s) shall refer to Section(s), Schedule(s) or Exhibit(s) of this Agreement.  The headings of the Articles and Sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

(h)                                 No Reliance.  Except for the parties and their assignees permitted under Section 13(j) below:  (i) no third party is entitled to rely on any of the representations, warranties and agreements of a party contained in this Agreement; (ii) the parties to this Agreement assume no liability to any third party because of any reliance on the representations, warranties and agreements of any of the parties contained herein; and (iii) no Person other than the parties to this Agreement shall have any legal or equitable rights or remedies under this Agreement.

(i)                                     Counting Time.  Whenever this Agreement requires an act or notice or payment to occur within a specified number of “days” (other than “business days”), such term shall be understood to mean calendar days, each consisting of a 24-hour period; provided, however, that if the time period by which any acts or payments required hereunder must be performed or paid expires on a Saturday, Sunday or legal holiday, then such time period shall be automatically extended to the close of business on the next regularly scheduled business day.

(j)                                    Binding Agreement.  The terms, conditions and obligations of this Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns.  Except as provided herein, without the prior written consent of the each other party, no party may assign such party’s rights, duties or obligations hereunder or any part thereof to any other Person prior to Closing; provided, however, that Purchaser may assign its rights under this Agreement (but not its obligations) to any affiliate of Purchaser.

(k)                                 Modification and Waiver.  Any term or condition of this Agreement may be waived at any time by the party entitled to the benefit thereof, and to be effective any such waiver must be written and signed by the party entitled to such benefits.  No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof.  No delay or failure on the part of any party hereto to exercise any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any waiver on the part of any party hereto of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder; nor shall any single or partial exercise of any right, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

(l)                                     Severability.  Any provision hereof which is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by law, the parties hereto waive any provision of law rendering any such provision prohibited or unenforceable in any respect.

(m)                             Discretion.  Whenever a party may take action under this Agreement in his, her or its “sole discretion,” “sole and absolute discretion” or “discretion,” or under a grant of similar authority or latitude, such Person shall be entitled to consider any factors and interests as it desires, including its own interests.

(n)                                 Counterparts; Electronic Signatures.  This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed an original and all of which shall constitute the same instrument.  The parties acknowledge and agree that for purposes of this Agreement and the Ancillary Documents, and all certificates, documents and other items to be delivered pursuant to the terms thereof, that facsimile signatures and other electronically delivered signatures shall be deemed acceptable to and binding upon each party hereto, and that reproductions thereof shall constitute “originals” for all purposes.

(o)                                 Entire Agreement.  This Agreement and the Schedules and Exhibits hereto, together with the documents and instruments delivered pursuant hereto and the binding provisions of that certain letter of intent by and between the parties dated as of December 19, 2014 (with respect to which the parties hereby agree that the provisions of Section 5 of such letter (Exclusivity) shall apply from and after the date hereof until June 30, 2015), constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether written or oral, of the parties hereto.

(p)                                 Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (other than income tax obligations of Seller or the Shareholder) shall be borne and paid by Purchaser when due. Purchaser shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary).

*  *  *  *  *  *  *

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be duly executed and delivered, to be effective as of the date first written above.

PURCHASER:		SELLER:

NORTECH SYSTEMS INCORPORATED		DEVICIX, LLC
a Minnesota corporation		a Minnesota limited liability company

By:	/s/ Richard G. Wasielewski	By:	/s/ Peter M. DeLange
Name:	Richard G. Wasielewski	Name:	Peter M. DeLange
Title:	President & Chief Executive Officer	Title:	Chief Executive Officer

SHAREHOLDER:

/s/ Peter M. DeLange
Peter M. DeLange

Signature Page —

Nortech/Devicix Asset Purchase Agreement